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                                                                  Exhibit 10(g)


                              EMPLOYMENT AGREEMENT

                  This Employment Agreement ("Agreement") is made and entered into this 4th day of March, 1997 by and between JOHN A. PALLESCHI ("Executive") and GST ACQUISITION CORP. a Delaware corporation ("GST"). This Agreement shall take effect only on the date of the closing (the "Closing") of the merger (the "Merger") between GST and Group. In this Agreement, the term "Group" shall mean TELEX COMMUNICATIONS GROUP, INC., a Delaware corporation and the surviving corporation of the Merger, the term the "Company" shall mean TELEX COMMUNICATIONS, INC., a Delaware corporation and a wholly-owned subsidiary of Group and the term "Employer" shall mean collectively the Company and Group.

1.       Employment.

                  For the period set forth in paragraph 2 below (the Period of Employment), and upon the other terms and conditions set forth in this
Agreement: (i) Group hereby employs Executive, and Executive hereby accepts employment with Group, as Group's General Counsel and Vice President Corporate Development; and (ii) the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as the Company's General Counsel and Vice President Corporate Development.

2.       Period of Employment.

                  The Period of Employment shall commence on the date of the Closing and, subject only to the provisions of Paragraphs 9, 10, 11 and 12 below, shall continue until the close of business five (5) years from the date of the Closing. If Executive's employment hereunder has not been previously terminated prior to the expiration of the initial five-year Period of Employment, this Agreement and the Period of Employment shall continue and extend for successive annual periods and shall be subject to the terms and conditions of this Agreement.

3.       The Position.

                  During the Period of Employment Executive shall serve as an executive officer of both the Company and Group, reporting directly to the Chairman and Chief Executive
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Officer of the Company and Group, respectively, and shall have the duties and responsibilities appropriate to such offices.

4.       Duties.

                  Throughout the Period of Employment, Executive agrees to devote Executive's full time and undivided attention during normal business hours to the business and affairs of Employer and, in particular, to performance of all the duties and responsibilities as General Counsel and Vice President Corporate Development of the Company and General Counsel and Vice President Corporate Development of Group, except for reasonable vacations and except for illness; but nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

                  a. serving as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of Employer or in direct competition with Employer;

                  b. delivering lectures, fulfilling speaking engagements, teaching at educational institutions or business organizations;

                  c. engaging in charitable and community activities; and

                  d. managing Executive's personal investments;

provided that such activities do not, individually or together, interfere with the regular performance of Executive's duties and responsibilities under this Agreement and do not in any way conflict with Employer's interests.

5.       Compensation.

                  a. For all services to be rendered by Executive pursuant to this Agreement during the Period of Employment to the Company or Group:

                  i. Executive shall be paid as compensation a base annual salary of $129,000 payable at the same intervals at which the Company's executives are paid, but in no


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event less frequently than monthly, plus any increase in base salary as determined by the Board of Directors of the Company;

                  ii. Executive shall participate in a new Management Incentive Compensation Plan to be approved by the Company's Board of Directors immediately following the Closing, the terms of which shall be substantially the same as the terms set forth in Schedule A;

                  iii. Executive shall be paid a special bonus of $31,678, subject to adjustment as previously agreed by Executive, 30 days after the Closing and, on each of the next four (4) anniversaries of due date of the initial payment, provided that on the date a payment is due, Greenwich Street Capital Partners, Inc. or its Affiliates (collectively, "GSCP") are in Control of Group and the Company and there has not been an initial public offering of the Common Stock of Group (the "Special Bonus"). "Affiliate" means an Affiliate as defined in Section 19.1 of the Stockholders Agreement. "Control" of a corporation means the direct or indirect ownership of 50% or more of the voting power, and of a partnership or limited liability company means the direct or indirect ownership of 50% or more of the combined voting power of the company's outstanding voting securities.

                  iv. Executive shall participate in the Cash Bonus Program to be approved by the Company's Board of Directors immediately following the Closing, the terms of which shall be substantially the same as the terms set forth in Schedule B.

                  b. Any increase in base salary or in annual incentive awards or other compensation shall in no way diminish any other obligations of Employer under this Agreement.

                  c. The compensation provided for in paragraph (a) above is in addition to all other benefits, perquisites and other compensation provided for in this Agreement.


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6.       Provisions for Perquisites.

                  During the Period of Employment, Executive shall be entitled to perquisites including an appropriate office, secretarial and clerical staff, and fringe benefits accorded generally to executive officers of Employer pursuant to their policies, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of Executive's duties. In addition, Employer shall pay or provide the following:

                  a. Executive will be reimbursed for actual expenses incurred by him in obtaining tax and invest ment assistance and advice, not to exceed $2,000 in any calendar year during the Period of Employment.

                  b. During the Period of Employment, Executive shall be entitled to four weeks' vacation per year. Executive may take such vacation at such time so as not to interfere unreasonably with the business of Employer. Annual unused vacation shall cumulate from year to year.

7.       Employment Benefit Plans.

                  a. Executive, Executive's dependents and beneficiaries, including, without limitation, any beneficiary of a joint and survivor annuity or other optional method of payment applicable to the payment of benefits under the defined benefit or other pension plans of Employer, or any successor plans, shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which officers of Employer, their dependents, and beneficiaries are entitled as the result of their employment under the terms of employee benefit plans and practices of Employer. Executive, and Executive's dependents, shall also be entitled to participate in, be covered by and receive benefits under, Employer's long-term disability, medical, dental, health, welfare, accidental death and dismemberment, and life insurance plans, other present or equivalent successor plans and practices of Employer, for which officers, their dependents, and beneficiaries are eligible, if any, and its 401(k) Plan. Executive, his spouse and his dependents shall also be entitled to all payments or other benefits under any such


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plan or practice subsequent to the Period of Employment as a result of participation in such plan or practice during the Period of Employment, as provided in such plans. In addition, the Company shall reimburse Executive pursuant to Executive Medical Reimbursement Plan for actual medical and dental expenses incurred by Executive and his dependents during the Period of Employment which are not covered by the Company's medical or dental plans; provided, however, that in no event shall the Company be obligated to reimburse Executive in an amount greater than the amount to be designated by the Chief Executive Officer and reasonably agreed to by Executive and Group for such medical or dental expenses in any calendar year.

                  b. Nothing in this Agreement shall preclude Employer from amending or terminating any employee benefit plan or practice other than the perquisites set forth in paragraph 6 and Executive Medical Reimbursement Plan.

8.       Stock Options.

                  Group shall grant to Executive options (the "Options") to purchase shares of the Group's common stock, par value $.01 per share under the Group's Management Stock Option Plan (the "Stock Option Plan"), to be adopted by Group immediately following the Closing. The Stock Option Plan shall specify the number of Options to be granted and dates on which and the terms and conditions under which Options shall be awarded substantially in accordance with the terms set forth in Schedule C.

9.       Effect of Death.

                  If Executive dies during the Period of Employment, the legal representative of Executive shall be entitled to (i) the base salary provided for in paragraph 5(a)(i) above for the month in which Executive's death shall have occurred and the following month plus all accrued and unpaid vacation, at the rate being paid at the time of death, (ii) the remaining installments of the Special Bonus provided for in paragraph 5(a)(iii) above, payable only to the extent and at such times as Executive would otherwise be entitled to the Special Bonus in accordance with such paragraph, and (iii) a pro rata portion of any bonus which would have been payable under the Management Incentive Compensation Plan for the


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year in which Executive's death occurs, payable on the date bonuses under such Plan are otherwise payable. The Period of Employment shall be deemed to have ended as of the close of business on the last day of the month following the month in which death shall have occurred but without prejudice to any payments otherwise due in respect of Executive's death.

10.      Effect of Disability.

                  a. In the event of the Disability of Executive during the Period of Employment, Executive shall be entitled to (i) all compensation, benefits and perquisites hereunder through the effective date of his termination of employment, (ii) an amount equal to the base salary provided for in paragraph 5(a)(i) above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability plus six (6) months from the end of the period that establishes such Disability, as described in paragraph 10(c) below, (iii) the remaining installments of the Special Bonus provided for in paragraph 5(a)(iii) above, payable in accordance with such paragraph only to the extent and at such times as Executive would otherwise be entitled to the Special Bonus, and (iv) a pro rata portion of any bonus which would have been payable under the Management Incentive Compensation Plan for the year in which Executive's Disability occurs, payable on the date bonuses under such Plan are otherwise payable. The Period of Employment shall be deemed to have ended as of the last day of the period that establishes Disability.

                  b. The amount of any payments due under paragraph 10(a)(i) shall be reduced by any payments to which Executive may be entitled for the same period because of disability under any disability plan or insurance of Employer or as the result of workers' compensation or non-occupational disability payments.

                  c. The term "Disability", as used in this Agree ment, shall mean an illness or accident occurring during the Period of Employment which prevents Executive from performing Executive's duties under this Agreement for a period in excess of 270 days (whether or not consecutive) or 180 consecutive days, as the case may be, in any twelve-month period during the Period of Employment. The Period of Employment shall be deemed to have ended as of the close of


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business on the last day of such period (either the 270th or 180th day, as the case may be) but without prejudice to any payments due Executive in respect of disability under paragraph 11(a) or otherwise due to Executive or Executive's legal representative or beneficiary and without prejudice to continue any medical insurance coverage, subject to the terms of the plan or applicable law.

11.      Provision of Severance Allowance.

                  a. Either Group or the Company may terminate the Period of Employment and Executive's employment at any time during the Period of Employment (i) for any reason upon thirty (30) days' notice to Executive and
(ii) immediately for Cause, as defined in paragraph 11(c) below. If Executive's employment is terminated by either Group or the Company for any reason other than for Cause or the death or Disability of Executive or if Executive's employment is terminated by Executive for Good Reason during the Period of Employment but prior to a Change in Control (as defined in paragraph 13) and prior to the second anniversary of the date hereof, Employer shall pay Executive
(x) all compensation, benefits and perquisites accrued hereunder through the effective date of his termination of employment, (y) a severance allowance equal to the sum of (1) two times the base salary provided for in paragraph 5(a)(i) above at the rate being paid at the date of termination, (2) two times the most recent fiscal year's incentive bonus compensation provided for in paragraph 5(a)(ii) above, and (3) a pro rata portion of the highest incentive bonus payable under paragraph 5(a)(ii) above in the three most recent fiscal years, and (z) the remaining installments of the Special Bonus provided for in paragraph 5(a)(iii) above payable only to the extent and at such times as Executive would otherwise be entitled to the Special Bonus in accordance with such paragraph. If Executive's employment is terminated by either Group or the Company for any reason other than for Cause or the death or Disability of Executive, or if Executive's employment is terminated by Executive for Good Reason during the Period of Employment but prior to a Change in Control (as defined in paragraph 13) and after the second anniversary of the date hereof, Employer shall pay Executive (x) all compensation, benefits and perquisites accrued hereunder through the effective date of his termination of employment,
(y) a severance allowance equal to one year's


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base salary at the rate being paid at the time of termination of Executive's employment, commencing on the first day of the month following the month in which the termination of Executive's employment becomes effective and continuing on the first day of each month thereafter for a period of twelve (12) consecutive months and (z) the remaining installments of the Special Bonus provided for in paragraph 5(a)(iii) above payable only to the extent and at such times as Executive would otherwise be entitled to the Special Bonus in accordance with such paragraph.

                  b. During the twelve month period following a termination of Executive's employment provided for in paragraph 11(a), Executive shall be entitled to: (i) use of an office, appropriate for use by an executive; and (ii) continued coverage under the Company's health, dental and life insurance plans, as well as Executive Medical Reimbursement Plan, providing reimbursement of medical or dental expense not otherwise covered by insurance in an amount agreed to pursuant to Paragraph 7. If and to the extent that such benefits shall not be payable under any such plan by reason of Executive's no longer being an employee, Group or the Company shall pay or provide for payment of such benefits to Executive, Executive's dependents, and beneficiaries.

                  c. For the purpose of paragraph 11(a) above and any other provision of this Agreement, termination of Executive's employment shall be deemed to have been for Cause only

                  i. if termination of Executive's employment shall have been the result of an act or acts of fraud, theft, or embezzlement on the part of Executive which, if convicted, would constitute a felony, or

                  ii. if termination of Executive's employment results from Executive's refusal to perform the duties appropriate to Executive's position or a material breach by Executive of the provisions of paragraphs 15, 16 and 17 of this Agreement and Executive has been given written notice by the Board of Directors of the Company with respect to such refusal or such material breach and Executive continues to refuse unreasonably the performance of the duties specified or to


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         materially breach the provisions of paragraphs 15, 16 and 17 of this
         Agreement.

                  d. For purposes of paragraph 11(a) above and any other provision of this Agreement, a termination of Executive's employment for Good Reason shall mean a termination by Executive within 30 days following e. For purposes of paragraph 11(a) above and any other provision of this Agreement, a termination of Executive's employment for Good Reason shall mean a termination by Executive within 30 days following

                  i. a material diminution, without the written consent of Executive, in the nature or scope of Executive's rights, authority, responsibilities and duties with the Company or Group;

                  ii. without Executive's prior written consent, a significant reduction by the Company or Group of Executive's base annual salary as provided for in paragraph 5(a)(i), other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member;

                  iii. the taking of any action by the Company or Group that would substantially diminish the aggregate value of the benefits provided Executive under the Company's or Group's accident, disability, life insurance and any other employee benefit plans in which Executive was participating on the date hereof, other that any such reduction which is (x) required by law, (y) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member or (z) generally applicable to all beneficiaries of such plans; or

                  iv. a relocation of the Executive's principal office to a location that is at least 50 miles farther from his principal residence than his office on the date hereof.


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12.      Termination by Executive.

                  Executive may terminate his employment hereunder at any time during the Period of Employment upon sixty (60) days' written notice to the Company, and, without regard to whether such termination occurs prior to a Change in Control, Executive shall be paid or accrue (as the case may be) (i) all compensation, benefits and perquisites accrued hereunder through the effective date of his termination of employment, plus (ii) the remaining installments of the Special Bonus provided for in paragraph 5(a)(iii) above, payable only to the extent and at such times as Executive would otherwise be entitled to the Special Bonus under such paragraph. However, Executive shall not be entitled to receive the severance allowance provided in paragraph 11(a) or
(b).

13.      Effect of Change in Control

                  If following a Change in Control Executive's employment is terminated by either Group or the Company during the Period of Employment for any reason other than for Cause or the death or Disability of Executive, then the Company shall pay Executive (i) all compensation, benefits and perquisites accrued hereunder through the effective date of his termination of employment,
(ii) the remaining installments of the Special Bonus provided for in paragraph 5(a)(iii) above, payable only to the extent and at such times as Executive would otherwise be entitled to the Special Bonus under such paragraph, plus (iii) a severance allowance equal to two times the base salary provided for in paragraph 5(a)(i) above, at the rate being paid at the date of termination, plus two times the most recent fiscal year's incentive bonus compensation provided for in paragraph 5(a)(ii) above. "Change in Control" means the occurrence of any of the following events: (i)the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than any stockholder of the Company immediately after giving effect to the Merger, or any Affiliate of any such stock holder, of 50% or more of the combined voting power of the Company's then outstanding voting securities; (ii) if at any time after the initial public offering of common stock of the Group,
(A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), excluding for this

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purpose GSCP, is or becomes the Beneficial Owner of more than thirty-five percent (35%) of the total voting power of the Group or of the Company, (B) GSCP beneficially owns a lesser percentage of the voting power of the Group or of the Company and (C) GSCP does not have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board or the Board of Directors of such corporation in Control; (iii) if after the initial public offering of the Stock of the Group, a change in the composition of the Board occurs during any period of two consecutive years such that the directors who were in office at the beginning of the period cease to constitute at least a majority of the Board, unless the election of an individual by such Board or whose nomination for election by the shareholders of the Group was approved by a vote of at least two-thirds (66-2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or (iv) more than 65% of the total value of the assets of the Group are sold and the acquiror of such assets is not GSCP, or an entity controlled by GSCP.

14.      Resignation.

                  If Executive's employment hereunder terminates (except due to his death), Executive agrees to resign effective immediately upon termination of the Period of Employment all positions as an officer or director of Group or the Company. If Executive fails to deliver such resignation, the Boards of Directors of Employer may deem Executive to have resigned pursuant to this paragraph 14 effective upon the termination of his employment.

15.      Non-Disclosure.

                  Executive shall not at any time after the date hereof divulge, provide, or make assessable to anyone, other than in connection with the business of the Company, any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devises, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret aspects of the Company's business (including without limitation customer lists, supplier lists and pricing arrangements with

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customers or suppliers or any similar lists, arrangements or understandings, marketing plans, sales plans, manufacturing plans, management organization information, data and other information relating to members of the Board of Directors of Group and the Company, management and GSCP), operating policies or manuals, business plans, financial records, packaging designs or other financial, commercial, business or technical information relating to the Employer or any of their subsidiaries or information designated as confidential or proprietary that the Employer or any of their subsidiaries may receive belonging to suppliers, customers or others who do business with the Employer or any of their subsidiaries (collectively, "Confidential Information"); provided, however, that Executive may disclose such information (i) at the request of any governmental regulatory authority or in connection with an examination of Executive by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law or regulation, or (iv) if such information has otherwise been made generally available to the public other than by reason of Executive's breach of this paragraph 15. Upon the expiration of the Period of Employment or upon termination of Executive's employment, Executive or his legal representative shall promptly deliver to the Company all property relating to the business of the Company, including all Confidential Information, and all copies thereof that are in the possession or control of Executive.

16.      Inventions.

                  Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements and discoveries related to the business of the Company (collectively, "Developments") conceived or developed by him or with others during the Period of Employment, if such Developments were conceived or developed during the Company's business hours or through the use of the Company's resources. All such Developments shall be the sole and exclusive property of the Company. Executive, upon the request of and at the Company's expense, shall assist the Company in obtaining patents thereon and execute all documents and other instruments necessary or proper to obtain letters patent and to vest the Company with full title thereto.


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17.      Post-Employment Activities

                  a. Covenant Not to Compete. Following termination of Executive's employment by the Company or Group for Cause or by Executive for any reason, Executive shall not compete, directly or indirectly, in any area of the continental United States, with the business conducted by the Company or any of its subsidiaries, whether as an employee, director, agent, principal, stockholder or limited partner owning more than 5% of any class of securities or equity of a corporation, association or partnership, or by maintaining any other type of interest in or affiliation with or providing any assistance whatsoever to, any other person, firm, corporation or entity in any business located or doing business within the continental United States which at the time of Executive's affiliation therewith is in direct competition with any facet of the business then being conducted by the Company or any of its subsidiaries, for a one-year period beginning on the date of Executive's departure and terminating on the first anniversary of the date of his departure (the "Non-Compete Period").

                  b. Non-Solicitation of Employees. During (i) Executive's employment with the Company or any of its subsidiaries or Affiliates and (ii) for a two-year period beginning on the date of Executive's departure and termi-nating on the second anniversary of the date of his departure, Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any of its subsidiaries, unless such person shall have ceased to be employed by such entity for a period of at least six months.

                  c. Non-Solicitation of Customers and Suppliers. During (i) Executive's employment with the Company or Group and (ii) the Non-Compete Period, Executive shall not, directly or indirectly, interfere with the business relationship of the Company or any of its subsidiaries, with any customer or supplier, or prospective customer or supplier, with respect to which Executive has had access to


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Confidential Information or with which Executive dealt in connection with
Executive's duties for Group, the Company or any of its subsidiaries.

                  d. Injunctive Relief with Respect to Covenants. Executive acknowledges that irreparable damage would result to the Group and Company if the provisions of paragraphs 15, 16 and 17(a) through (c) were not specifically enforced, and agrees that the Group or Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, a restraining order or other equitable relief (without the requirement to post bond) with respect to any failure of Executive to comply with the provisions of such sections.

                  e. Severability; Reformation. In the event that one or more of the provisions of this paragraph 17 shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining pro visions contained herein shall not be affected thereby. In the event any provision of paragraph 15, 16 or 17(a) through (c) is not enforceable in accordance with its terms, such paragraph shall be reformed to make such paragraph enforce able in a manner which provides the Company or any of its subsidiaries the maximum rights permitted at law.

                  f. Waiver. Waiver by Group, the Company or any of its subsidiaries of any breach or default by Executive of any of the terms of paragraphs 15, 16 or 17(a) through (c) shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of paragraph 15, 16 or 17(a) through
(c) shall be implied from any course of dealing between the Company or any of its subsidiaries and Executive or from any failure by the Company or any of its subsidiaries to assert its rights hereunder on any occasion or series of occasions.

18.      Insurance.

                  The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to usual and customary medical examination and otherwise to


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cooperate with the Company in connection with the procure ment of any such insurance and any claims thereunder.

19.      Notices.

                  All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been given if delivered in person or by courier, the date delivered, and if sent by telegraph, telex, facsimile transmission, the date sent, or if mailed by registered or certified mail, postage prepaid, the date mailed, if sent, delivered or mailed to the parties at the following addresses:

                  If to Executive:

                  John A. Palleschi
                  19890 Muirfield Circle
                  Shorewood, MN 55331

                  If to the Employer:

                  Telex Communications, Inc.
                  9600 Aldrich Avenue S.
                  Minneapolis, MN  55420

                  With a copy to:

                  Greenwich Street Capital Partners, Inc.
                  388 Greenwich Street, 36th Floor
                  New York, N.Y.  10013
                  Attention:  Nicholas E. Somers

                  Any party may, by written notice to the other, change the address to which notices to such party are to be delivered, sent or mailed.

20.      No Trust Created.

                  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds which may be set aside or provided for in this Agreement shall continue for all purposes to be a part of the general funds of Employer and no person other than


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Employer shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Employer under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Employer.

21.      Successor In Interest.

                  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Employer by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of Employer, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

22.      Full Discharge of Company Obligations.

                  The amounts payable to Executive pursuant to paragraphs 9, 10, 11, 12, and 13 following termination of his employment shall be in full and complete satisfaction of Executive's rights under this Agreement but shall not affect Executive's rights under any other agreement with Group or the Company. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Employer shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Employer and their subsidiaries.

23.      Arbitration of Disputes.

                  The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in Minnesota by a single arbitrator under the American Arbitration Association's Commercial Arbitration Rules then obtaining and in accordance with the substantive laws of the State of Minnesota. If the parties cannot agree upon an arbitrator out of the panel, then for the sole pur-


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pose of selecting an arbitrator, each party (the Company and Group shall be considered collectively one party) shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The parties severally recognize and consent to the jurisdiction over each of them by the courts of the State of Minnesota. The legal expenses of Executive shall be reimbursed to Executive if an award is rendered in favor of Executive or if the arbitrator finds that Executive acted reasonably and exercised good faith in demanding arbitration of any such dispute.

24.      Governing Laws.

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed entirely in Minneapolis, Minnesota.

25.      Entire Agreement.

                  This Agreement shall constitute the entire agree ment between the parties superseding all prior agreements between the Group or Company and Executive, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto; provided, however, that any increase in base salary, as provided in paragraph 5 hereof, shall become an amendment to this Agree ment when approved by the Board of Directors of the Company and recorded in the approved minutes of such meeting.

                  IN WITNESS WHEREOF, the parties execute this Employment Agreement as of the date first above written.

EXECUTIVE:


___________________________________
John A. Palleschi


GST ACQUISITION CORP.


By:________________________________

                                                                      SCHEDULE A




                        Telex Communications Group, Inc.

                        Management Cash Compensation Plan


Management Incentive Compensation (the "MIC Plan")

         - Objective: The MIC Plan is intended to motivate key management to achieve company objectives by providing a direct link between the company objectives and incentive compensation awards.

         - Incentive Compensation Awards: Awards are calculated as a percent of base salary based on achieving certain performance hurdles as defined below.

                  a. Threshold: 90% of objectives equal to 25% of base salary

                  b. Target: 100% of objectives equal to 50% of base salary

                  c. Upside: 110% of objectives equal to 75% of base salary

                  d. Maximum: 120% of objectives equal to 100% of base salary

          - Performance Measurement: For top three senior officers, there are two weighted components upon which an award is based:

         - 75% - quantitative comparison of objectives against AOP

                           - corporate revenue

                           - corporate EBITDA

         - 25% - qualitative judgment by the CEO and Board of Directors.

         - For SBU executives, there are three weighted components upon which an aware is based:

                  - 30% - quantitative comparison of objectives against total company AOP

                  -        40% - quantitative comparison against SBU AOP

                                    - SBU Revenue

                                    - SBU Gross Profit

                                    - SBU Operating Income

                  - 30% - qualitative judgment by CEO and Board of Directors

         - Other Participants - based on total company performance, business unit performance, if applicable, and an evaluation of individual performance.

         -        General Guidelines for MIC Plan

                  - Awards are earned based on company's audited results

                  - AOP is to include an accrual for possible award payout

                  - Awards are pro-rated for results between the specified breakpoints (i.e. target, maximum, upside and threshold)

                  - Awards above maximum are at the specified maximum and there is no award below threshold amount.

                  - Only with the recommendation of the CEO and approval of the Board of Directors can a participant be added.

                  - Officers terminating due to death, disability, retirement or for good reason are eligible to receive a pro-rata award for the year, paid at the normal date.

                  - Officers terminating voluntarily or terminated for performance reasons or cause prior to the date of payout are not eligible to receive an award.

                                                                      SCHEDULE B




TELEX COMMUNICATIONS GROUP, INC.
CASH BONUS PLAN

INITIAL INCENTIVE AWARD:

A cash bonus shall be paid to the following individuals no later than the first anniversary of the Effective Time (as defined in the Recapitalization Agreement and Plan of Merger, dated as of March __, 1997, by and among Greenwich II LLC, GST Acquisition Corp. and Telex Communications Group, Inc.) in the amounts set forth below:


                                       80% of AOP Achieved
                                       -------------------
Hale
Palleschi
Hislop
Cavanaugh
Wright
Dantzler
Levy
Winebarger
Curran

ADDITIONAL AWARDS:

An additional cash bonus shall be paid to the following individuals on each of the first five anniversaries of the Effective Time in the amounts set forth below:

                                 100% of AOP          105% of AOP
                                 Achieved             Achieved
                                 -----------          ------------
Hale
Palleschi
Hislop
Cavanaugh
Wright
Dantzler
Levy
Winebarger
Curran



AOP shall be determined under the Management Incentive Compensation Plan.

An additional cash bonus shall be paid to the following individuals on the earlier of the fifth anniversary of the Effective Time or a Change in Control (as defined in the 1997 Telex Communications Group, Inc, Stock Option Plan) in the amounts set forth below:



                                 110% of LTP          120% of LTP
                                 Achieved             Achieved
                                 -----------          -----------
Hale
Palleschi
Hislop
Cavanaugh
Wright
Dantzler
Levy
Winebarger
Curran



LTP shall be determined as set forth in Schedule B to the Stock Option Plan.

                                                                      SCHEDULE C





                            Number of Shares            Number of Shares            Number of Shares
                            Available under             Available under             Available under
                            the Initial Option          the Performance             the Super
                            Grant                       Option Grant                Performance
                                                                                    Option Grant
Palleschi                         1,631                       1,934                     1,570


All numbers are subject to adjustment based on the final Merger Consideration payable pursuant to Section 1.3(a) of the Merger Agreement and to reflect a twenty-to-one stock split to become effective upon the Merger.